Exhibit 10.3

This Consulting Agreement, dated effective December 14, 2006 (this “Agreement”), is made and entered into by and among Lore E. Stone, PhD dba Center For Personal Growth., (the “Company”) and Stone Consulting Services, Inc a Delaware Corporation (the “Consultant”).

ARTICLE 1 - SCOPE OF WORK

1.1 Services - The Company has engaged Consultant to provide services as follows:  provide consulting services in the areas of marketing and management to aid in the development of The Company’s psychology business.

1.2 Time and Availability - Consultant will devote up to a maximum of 8 hours over the next 60 days in performing the services for the Company as stated herein. Consultant shall have discretion in selecting the dates and times it performs such consulting services throughout the month giving due regard to the needs of the Company’s business.

1.3 Confidentiality - In order for Consultant to perform the consulting services, it may be necessary for the Company to provide Consultant with Confidential Information (as defined below) regarding the Company’s business and products. The Company will rely heavily upon Consultant’s integrity and prudent judgment to use this information only in the best interests of the Company.

1.4 Standard of Conduct - In rendering consulting services under this Agreement, Consultant shall conform to high professional standards of work and business ethics. Consultant shall not use time, materials, or equipment of the Company without the prior written consent of the Company. In no event shall Consultant take any action or accept any assistance or engage in any activity that would result in any university, governmental body, research institute or other person, entity or organization acquiring any rights of any nature in the results of work performed by or for the Company.

1.5 Outside Services - Consultant shall not use the service of any other person, entity or organization in the performance of Consultant’s duties without the prior written consent of an officer of the Company. Should the Company consent to the use by Consultant of the services of any other person, entity or organization, no information regarding the services to be performed under this Agreement shall be disclosed to that person, entity or organization until such person, entity or organization has executed an agreement to protect the confidentiality of the Company’s Confidential Information (as defined below) and the Company’s absolute and complete ownership of all right, title and interest in the work performed under this Agreement.

1.6 Reports - Consultant shall periodically provide the Company with written reports of his observations and conclusions regarding the consulting services as required. Upon the termination of this Agreement, Consultant shall, upon the request of Company, prepare a final report of Consultant’s activities.

ARTICLE 2 - INDEPENDENT CONTRACTOR

2.1 Independent Contractor - Consultant is an independent contractor and is not an employee, partner, or co-venturer of, or in any other service relationship with, the Company. The manner in which Consultant’s services are rendered shall be within Consultant’s sole control and discretion. Consultant is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company.

2.2 Taxes - Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement, and shall be responsible for all payroll taxes and fringe benefits of Consultant’s employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of Consultant or its employees. Consultant understands that it is responsible to pay, according to law, Consultant’s taxes and Consultant shall, when requested by the Company, properly document to the Company that any and all federal and state taxes have been paid.

2.3  Benefits - Consultant and Consultant’s employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan, of the Company. No workers' compensation insurance shall be obtained by Company covering Consultant or Consultant’s employees.

ARTICLE 3 - COMPENSATION FOR CONSULTING SERVICES

3.1 Compensation - The Company shall pay to Consultant $250.00 per hour for services rendered to the Company under this Agreement. Compensation shall be paid upon receipt of invoice which will document time spent during the month.

3.2 Reimbursement - The Company agrees to reimburse Consultant for all actual reasonable and necessary expenditures, which are directly related to the consulting services. These expenditures include, but are not limited to, expenses related to travel (i.e. airfare, hotel, temporary housing, meals, parking, taxis, mileage, etc.), telephone calls, and postal expenditure. Expenses incurred by Consultant will be reimbursed by the Company within 15 days of Consultant’s proper written request for reimbursement.

ARTICLE 4 - TERM AND TERMINATION

4.1  Term - This Agreement shall be effective as of December 15, 2006, and shall continue in full force and effect for four consecutive months. The Company and Consultant may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue.

4.2  Termination - The Company may terminate this Agreement for “Cause,” after giving Consultant written notice of the reason. Cause means: (1) Consultant has breached the provisions of Article 5 or 7 of this Agreement in any respect, or materially breached any other provision of this Agreement and the breach continues for 30 days following receipt of a notice from the Company; (2) Consultant has committed fraud, misappropriation or embezzlement in connection with the Company’ s business; (3) Consultant has been convicted of a felony, or (4) Consultant’s use of narcotics, liquor or illicit drugs has a detrimental effect on the performance of her employment responsibilities, as determined by the Company.

4.3 Responsibility upon Termination - Any equipment provided by the Company to the Consultant in connection with or furtherance of Consultant’s services under this Agreement, including, but not limited to, computers, laptops, and personal management tools, shall, immediately upon the termination of this Agreement, be returned to the Company.

4.4 Survival - The provisions of Articles 5, 6, 7 and 8 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

ARTICLE 5 - CONFIDENTIAL INFORMATION

5.1 Obligation of Confidentiality - In performing consulting services under this Agreement, Consultant may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Company. Consultant agrees that Consultant will not and Consultant’s employees, agents or representatives will not, use, directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than the Company, or disclose such Confidential Information without the written authorization of the President of the Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

5.2 Definition - “Confidential Information” means information, not generally known, and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which Consultant acquires or becomes acquainted with during the period of this Agreement, whether developed by Consultant or by others, which Consultant has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

5.3 Property of the Company - Consultant agrees that all plans, manuals and specific materials developed by the Consultant on behalf of the Company in connection with services rendered under this Agreement, are and shall remain the exclusive property of the Company. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company, Consultant shall return to the Company all documents and tangible items, including samples, provided to Consultant or created by Consultant for use in connection with services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof.

ARTICLE 6 - RIGHTS AND DATA

6.1 Data-All drawings, models, designs, formulas, methods, documents and tangible items prepared for and submitted to the Company by Consultant in connection with the services rendered under this Agreement shall belong exclusively to the Company and shall be deemed to be works made for hire (the “Deliverable Items”). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, Consultant hereby assigns to the Company the ownership of copyright or mask work in the Deliverable Items, and the Company shall have the right to obtain and hold in its own name any trademark, copyright, or mask work registration, and any other registrations and similar protection which may be available in the Deliverable Items. Consultant agrees to give the Company or its designees all assistance reasonably required to perfect such rights.

ARTICLE 7 - NON-SOLICITATION

Non-Solicitation - Consultant covenants and agrees that during the term of this Agreement, Consultant will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit, hire for employment or work with, on a part-time, consulting, advising or any other basis, other than on behalf of the Company any employee or independent contractor employed by the Company while Consultant is performing services for the Company.

ARTICLE 8 - RIGHT TO INJUNCTIVE RELIEF

Consultant acknowledges that the terms of Articles 5, 6, and 7 of this Agreement are reasonably necessary to protect the legitimate interests of the Company, are reasonable in scope and duration, and are not unduly restrictive. Consultant further acknowledges that a breach of any of the terms of Articles 5, 6, or 7 of this Agreement will render irreparable harm to the Company, and that a remedy at law for breach of the Agreement is inadequate, and that the Company shall therefore be entitled to seek any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties. Consultant acknowledges that an award of damages to the Company does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.

ARTICLE 9 - GENERAL PROVISIONS

9.1 Construction of Terms - If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

9.2 Governing Law - This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of California.

9.3 Complete Agreement - This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

9.4 Dispute Resolution - If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement. The decision and award determined by such arbitration will be final and binding upon both parties. All costs and expenses, including reasonable attorney’s fees and expert’s fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

9.5 Modification - No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

9.6 Waiver of Breach - The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

9.7 Successors and Assigns - This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Company without Consultant’s consent in the event the Company is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

9.8 No Conflict - Consultant warrants that Consultant has not previously assumed any obligations inconsistent with those undertaken by Consultant under this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

Lore E. Stone PhD dba Center For PersonalGrowth		Stone Consulting Services, Inc.

By:	/s/ Lore E. Stone	By:	/s/ Michael Stone

Its:	Owner	Its:	President